Exhibit 10.4

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 2, 2007, is entered into by and between NuTech Acquisition Corp., a Corporation existing pursuant to the laws of the State of Nevada (“Buyer”) and Jump Communications, Inc., a Nevada corporation (the “Seller”).

RECITALS

A.
The Seller owns (i) all property rights to one (1) Alcatel 7470 telco switches configured for ATM/Ethernet protocols utilizing connections from 64Kb/s to OC3 for use as an aggregator of local calls and switching device for broadband communications.

B.
Concurrently with the execution of this Agreement, the Seller and Buyer are entering into a license agreement covering certain intellectual property for digital video compression and for the management and delivery of video, audio and data over a fully switched or routed network, as set forth in the License Agreement, a copy of which is attached hereto, which network incorporates the Alcatel 7470 switch referred to above.

C.
Buyer desires to purchase from the Seller and the Seller desires to sell to Buyer, the Purchased Assets, as set forth in Schedule 1.1 hereinbelow, at the price and under the specified terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1.          Assets to be Transferred.Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 3.1 below), the Seller shall sell, transfer, convey, assign, and deliver to Buyer and Buyer shall purchase and accept, all of the assets set forth on Schedule 1.1 hereto (the “Purchased Assets”).

1.2.          No Warranty.Buyer hereby acknowledges and agrees that the PURCHASED ASSETS ARE BEING SOLD, TRANSFERRED, CONVEYED, ASSIGNED AND DELIVERED “AS IS”, “WHERE IS”, “WITH ALL FAULTS,” AND WITHOUT RECOURSE OR REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.

ARTICLE II

PURCHASE PRICE - PAYMENT

2.1.          Purchase Price and Payment.The purchase price for the Assets shall be an amount of capital, consisting of shares of Buyer’s common stock, such that the Seller will own eighty-five (85%) percent of the issued and outstanding shares of the Buyer on a fully-diluted basis on and after the Closing (the “Purchase Price”). The Purchase Price shall be paid at the Closing by delivery to Seller of a certificate or certificates representing the appropriate amount of Buyer’s stock (the “Shares”). The Purchase Price shall be calculated on a fully-diluted, as converted basis (after taking into account any and all notes, options, warrants and other securities convertible into, or ultimately exchangeable or exercisable for, any shares of Buyer’s capital stock and any agreements or rights for the purchase or acquisition from Buyer of any shares of Buyer’s capital stock) as at the time of the Closing.

ARTICLE III

CLOSING

3.1.          Closing.The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place at 1:00 p.m. (PDT) at the offices of Jump Communications, Inc., 10390 Wilshire Boulevard, Penthouse 20, Los Angeles, California 90024, on or before August 30, 2007, unless another date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

3.2.          Documents to be Delivered by the Seller.At the Closing, the Seller shall deliver the following documents, in each case duly executed or otherwise in proper form:

(a)	Bill of Sale. A bill of sale for all of the tangible and intangible Purchased Assets described in Section 1.1 substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(b)	License Agreement. A License Agreement substantially in the form of Exhibit 3.2(b) attached hereto (the “License Agreement”);

(c)
Certified Resolutions.  A certified copy of the resolutions of the Board of Directors authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and

(d)
Other Documents.  Such additional documents, instruments or writings reasonably required by Buyer pursuant to Section 6.3 below, including, without limitation, any subordination agreement required by any senior lender of Buyer.

3.3.          Documents to be Delivered by Buyer.At the Closing, Buyer shall deliver the following documents, in each case duly executed or otherwise in proper form:

(a)   Purchase Price.  The Purchase Price as set forth in Section 2.1 above;

(b)  Stock Certificates.  Stock certificates representing the NuTech Digital preferred stock and/or common stock, duly endorsed to Seller.

(c)
Certified Resolutions.  A certified copy of the resolutions of the Board of Directors of the Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and

(d)	Other Documents. Such additional documents, instruments or writings reasonably required by the Seller and its shareholders pursuant to Section 6.3 below.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

4.1.          Organization and Standing.The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on its business as it is now being conducted.

4.2.
Authority Relative to this Agreement. Except for the authorization by its Board of     Directors, which authorization will be obtained as soon as possible, the execution, delivery and performance of this Agreement by the Seller have been duly authorized by the Board of Directors of the Seller.  No further corporate or other action is necessary on its part to make this Agreement valid and binding upon it and enforceable against it in accordance with its terms or to carry out the transactions contemplated hereby.

4.3.          No Violations.The execution, delivery and performance of this Agreement by the Seller do not and will not (1) constitute a breach or a violation of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which the Seller is a party or by which it is bound; (2) constitute a violation of any order, judgment or decree to which the Seller is a party or by which it is bound or by which any of the Purchased Assets are bound or affected; or (3) result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets.

4.4.          Title to and Condition of Assets.The Seller has good and marketable title to all the Purchased Assets.  As of the date of this Agreement, such Purchased Assets are subject to no known guaranty, judgment, execution, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, except as disclosed pursuant to this Agreement (with respect to which no default exists) and except for liens for taxes not delinquent.

4.5.          Compliance With Applicable Laws.To the Seller’s knowledge, the conduct of the business by the Seller does not violate or infringe any federal, state, local or foreign law, statute, ordinance, license or regulation that is presently in effect.  To the Seller’s knowledge, such conduct does not violate or infringe any right or concession, copyright, trademark, trade name, patent, know-how or other proprietary right of others, the enforcement of which would materially adversely affect the value of the Purchased Assets.  The Seller has and has maintained all licenses and permits required by all local, state and federal authorities and regulating bodies.

4.6.          Approvals and Consents. Other than the approval of the Board of Directors of Seller, no consent, approval or authorization is required in connection with the execution or delivery of this Agreement by the Seller or the consummation by it of the transactions contemplated hereby.

4.7.
Brokers. Seller acknowledges that there may be brokers, consultants or others that may be entitled to be paid in connection with the transactions contemplated by this Agreement.  The Seller represents that the Buyer shall not have any liability for any claim for a broker’s fee, finder’s fee, consultant’s fee, attorney’s fee or other third party remuneration by reason of any action of the Seller.

Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE PURCHASED ASSETS ARE BEING SOLD, TRANSFERRED, CONVEYED, ASSIGNED AND DELIVERED “AS IS”, “WHERE IS”, “WITH ALL FAULTS,” AND WITHOUT RECOURSE OR REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the date hereof as follows:

5.1.          Organization and Standing.The Buyer is or will be a corporation to be duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to carry on its business as it is now being conducted.

5.2.
Authority Relative to this Agreement. Except for the authorization by its Board of     Directors, which authorization will be obtained as soon as possible, the execution, delivery and performance of this Agreement by the Buyer have been duly authorized by the Board of Directors of the Buyer.  Other than the authorization of the Board of Directors, no further corporate or other action is necessary on its part to make this Agreement valid and binding upon it and enforceable against it in accordance with its terms or to carry out the transactions contemplated hereby.

5.3.          No Violations.The execution, delivery and performance of this Agreement by the Buyer do not and will not (1) constitute a breach or a violation of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which the Buyer is a party or by which it is bound; or (2) constitute a violation of any order, judgment or decree to which the Buyer is a party.

5.4.          Approvals and Consents. Other than the approval of the Board of Directors of Buyer, no consent, approval or authorization is required in connection with the execution or delivery of this Agreement by the Buyer or the consummation by it of the transactions contemplated hereby.

5.5.          Capital Stock.The authorized capital stock of the Buyer consists of 100,000,000 shares of Common Stock. With respect to the Common Stock: (i) each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote; and (ii) there being no pre-preemptive rights and no cumulative voting.

ARTICLE VI

ADDITIONAL COVENANTS

The parties covenant and agree as follows:

6.1.          Access to Information and Records.During the period prior to the Closing, each party shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to the other party, its respective officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning the transactions contemplated hereby as may be reasonably requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to the other party that such other party or its officers, employees, agents, independent accountants or advisors shall have in their custody.  The foregoing covenant is conditioned upon the agreement by the parties to maintain any and all such information and records obtained hereunder as confidential, and each receiving party shall not release any such information and records without the prior written consent of the disclosing party.

6.2.          Conduct of Buyer Pending the Closing.From the date hereof until the Closing, except as otherwise approved in writing by the Seller:

(a)	No Changes. Buyer will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of management, accounting or operation.

(b)	Maintain Organization. Buyer will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Buyer.

(c)	No Breach. Buyer will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, of Buyer as of the date hereof.

6.3.          Further Assurances.The parties hereto agree to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to fulfill the conditions to Closing set forth in this Agreement and to consummate the transactions contemplated hereby.  In addition, each party hereto agrees to execute reasonable supplemental or additional documents, to execute reasonable amendments to documents delivered at Closing, to re-execute documents delivered at Closing and to take any other reasonable actions as are necessary or reasonably appropriate to fully carry out and consummate the transactions contemplated herein or to correct errors or omissions, if any, in any document delivered at Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

7.1.          Conditions to Obligations of Buyer to Consummate the Transactions.The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Buyer:

(a)
The Seller shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Closing.

(b)	Each of the documents or other items to be delivered by the Seller at the Closing pursuant to Section 3.2 shall have been delivered.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

8.1.          Conditions to Obligations of the Seller to Consummate the Transactions.The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by the Seller:

(a)
Buyer shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Closing.

(b)	Each of the documents and other items to be delivered by the Buyer at the Closing pursuant to Section 3.3 shall have been delivered.

(c)
Nothing having a Material Adverse Effect (as defined below) shall have occurred between the date hereof and the Closing in the business, operations, financial or other condition of the Buyer.  For purposes of this Agreement, the term “Material Adverse Effect” means an effect or condition that individually or when taken together with all other effects or conditions of like nature would be reasonably expected to have a material adverse effect on (i) the business, operations financial or other condition of the Buyer; or (ii) the Buyer’s ability to consummate the transactions required by this Agreement.

ARTICLE IX

TERMINATION

9.1.          Right of Termination.This Agreement may be terminated without further liability of any party at any time prior to the Closing:

(a)	by mutual written agreement of Buyer and Seller;

(b)	by either party if there has been a material breach by the other party of its respective representations, warranties and covenants set forth in Articles 4, 5 or 6, as applicable; or

(c)	by either party if there has occurred an event constituting a Material Adverse Effect.

(d)
If at any time, before or after Closing, the Buyer seeks protection under the Bankruptcy laws of any State or the U. S. Federal Government, or otherwise seeks to terminate or wind up its business pursuant to any statute, or ceases to exploit, for any reason, the rights and licenses granted hereunder or pursuant to the License Agreement entered into by and between the Parties hereto, then and in such event, the Licenses shall be deemed terminated, without further action by any Party, and all rights and licenses shall revert to Jump Communications, Inc. or its successor in interest.

9.2.          Effect of Termination; Sole Remedy.Upon any termination of this Agreement prior to Closing, the Purchased Assets shall automatically revert back to Seller and this Agreement shall be of no further force or effect.  The parties hereby acknowledge and agree that their sole remedy with respect to any breach by the other party of its respective representations, warranties and covenants set forth in Articles 4, 5 or 6, as applicable, shall be termination of this Agreement with no liability to the breaching party.

ARTICLE X

MISCELLANEOUS

10.1.        Rules of Construction.All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

10.2.        Disclosures and Announcements.Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects, except that Seller’s approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission (“SEC”) or that Buyer may be required to make pursuant to any rule or regulation of the SEC or otherwise required by law.

10.3.         Assignment; Parties in Interest.

(a)	Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

(b)
Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.  Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

10.4.        Law Governing Agreement.This Agreement shall be construed and interpreted according to the internal laws of the State of Delaware, without regard to principles of conflict of laws.  The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts located in the Southern District of the State of California.  Each party hereby submits to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum.  Process and pleadings mailed to a party at the address provided in the Notice section herein shall be deemed properly served and accepted for all purposes.  The parties hereto waive the right to trial by jury in any proceeding hereunder.

10.5.        Amendment and Modification.The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

10.6.        Survival.The representations and warranties contained in this Agreement shall not survive the Closing, at which time liability therefor shall cease.

10.7.        Notice.All notices, requests, demands and other communications hereunder shall be given in writing and shall be:  (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)If to Buyer, to:

    NuTech Digital, Inc.
    3841 Hayvenhurst Drive,
    Encino, CA 91436
    Attention: Lee H. Kasper
    Facsimile: 818 906 1156

or to such other person or address as Buyer shall furnish to Seller in writing.

(b)   If to Seller, to:

    Jump Communications
    10390 Wilshire Boulevard
    Penthouse 20
    Los Angeles, California 90024
    Attention: A. Fred Greenberg
    Facsimile: (310) 777-0015

With a required copy to:

    Fredric H. Aaron, Attorney at Law, PC
    14 Vanderventer Avenue, Suite 212
    Port Washington, NY 11050
    Attention: Fredric H. Aaron, Esq.
    Facsimile: (516) 802-3807

or to such other person or address as Seller shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

10.8.        Expenses.Regardless of whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear their own respective expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

10.9.
Entire Agreement; Enforceability. This Agreement, including all the Exhibits and Schedules, ancillary agreements and any other instruments to be executed and delivered by the parties hereto (the “Transaction Documents”):  (i) constitutes the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof, and (ii) shall be binding upon, and is solely for the benefit of, each party hereto and nothing in this Agreement is intended to confer upon any third party any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

10.10.
Severability.Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11.      Counterparts.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart.  Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by a party.

10.12.      Headings.The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Section, subsection, preamble, recital and party references are to this Agreement unless otherwise stated.  No party or its counsel shall be deemed the drafter of this Agreement for purposes of construing its provisions, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.  The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contractual provision in question.

[Signature Page to Asset Purchase Agreement Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NuTech Asset Acquisition Corp. a Nevada corporation

/S/ Lee H. Kasper By: Lee H. Kasper Title: President

“Seller”	Jump Communications, Inc. a Nevada corporation

/S/ A. Frederick Greenberg By: A. Fred Greenberg Title: Chairman

        Signature Page to Asset Purchase Agreement

EXHIBITS

Exhibit/Schedule                                   Description

Schedule 1.1                                          List of Purchased Assets

A                                                             Form of Bill of Sale

3.2(b)                                                      Form of License Agreement

SCHEDULE 1.1

QTY	Manufacturer	Asset Description	Model #
1	Alcatel	7470 MSP Network Switch Component	OC3-2 MMF UNI/NNI R3.1
1	Alcatel	7470 MSP Network Switch Component	DUAL MAU
1	Alcatel	7470 MSP Network Switch Component	Control Card I/O PNL US Tel
1	Alcatel	7470 MSP Network Switch Component	UCS Filler Plate: 6 Pk
1	Alcatel	7470 MSP Network Switch Support	36170 Tech Practice CD
1	Alcatel	7470 MSP Network Switch Control	46020 R3.0 NM Software
1	Alcatel	7470 MSP Network Switch Install	Installation
2	Alcatel	7470 MSP Network Switch Component	Termination Card
2	Alcatel	7470 MSP Network Switch Component	Switching Shelf
2	Alcatel	7470 MSP Network Switch Component	DSC-1310/NSX/R3.1
2	Alcatel	7470 MSP Network Switch Component	DRX-1310
2	Alcatel	7470 MSP Network Switch Component	Peripheral Shelf-2
2	Alcatel	7470 MSP Network Switch Component	Control Card 2
2	Alcatel	7470 MSP Network Switch Component	Callp Card-2
2	Alcatel	7470 MSP Network Switch Component	PNNI Routing Card -2
2	Alcatel	7470 MSP Network Switch Component	Stratum 3 SSU 2 Module
2	Alcatel	7470 MSP Network Switch Component	DS3-2 ATM UNI/NNI
2	Alcatel	7470 MSP Network Switch Component	Filler Plates DSC & H/S
2	Alcatel	7470 MSP Network Switch Component	DRX Filler Plate: 7 Pk
2	Alcatel	7470 MSP Network Switch Component	100/120V TO 48 VDC UPG Kit
2	Alcatel	7470 MSP Network Switch Component	100/120V to 48VDC Rectifier

EXHIBIT A

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Jump Communications, Inc., a Nevada corporation (“Seller”), for good and valuable consideration, the receipt of which is hereby acknowledged, effective as of the date set forth below, hereby irrevocably grants, conveys, transfers and assigns unto NuTech Acquisition Corp., a California corporation (“Buyer”), its successors and assigns, all of its right, title and interest in and to the Purchased Assets (as defined in that certain Asset Purchase Agreement entered into by and among Seller and Buyer dated as of August 7, 2007 (the “Agreement”), and more fully set forth on Schedule 1.1 attached hereto (the “Purchased Assets”);

TO HAVE AND TO HOLD the same unto Buyer, its successors or assigns, forever, and Seller does hereby covenant and agree that it will from time to time, if requested by Buyer, its successors and assigns, execute, acknowledge and deliver, or will cause to be done, executed and delivered to Buyer or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and to cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all of the Purchased Assets hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the entire right, title and interest of Seller in and to all of the said Purchased Assets.

IN WITNESS WHEREOF, Seller has caused this instrument to be executed by its duly authorized officer this ___ day of July, 2007.

NuTech Acquisition Corp., a Nevada corporation

/S/ By: Lee Kasper Title: President

Jump Communications, Inc., a Nevada corporation

/S/ By: A. Frederick Greenberg Title: President